UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 31, 2014

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On December 31, 2014, Visualant, Inc. (the “Company”) entered into an Amendment to Demand Promissory Note for $300,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The December 31, 2014 Amendment to Demand Promissory Note for $300,000 provides for interest of 3% per annum and is due March 31, 2015. The Note Amendment to Demand Promissory Note provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 31, 2014, the Company entered into an Amendment 2 to Demand Promissory Note dated March 31, 2014 and as Amended on July 17, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment 2 to Demand Promissory Note for $300,000 extended the due date of this from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 31, 2014, the Company entered into an Amendment 3 to the Demand Promissory Note dated January 10, 2014 and as Amended on March 31, 2014 and July 17, 2014 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The Amendment 3 to the Demand Promissory Note for $200,000 extended the due date from September 30, 2014 to March 31, 2015. The Note provides for interest of 3% per annum and provides for a second lien on company assets if not repaid by March 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Holder.

On December 19, 2013, the Company entered into a $200,000 Note Payable with Umpqua Bank. The Note Payable has a maturity date of December 31, 2014 and provided for interest of 2.79%, subject to adjustment annually. This Note Payable maturity date was extended to December 31, 2015 and provides for interest at 3.25%.

The foregoing description of the Amendment to Demand Promissory Note, Amendment 2 to Demand Promissory Note and Amendment 3 to Demand Promissory Note is qualified in its entirety by reference to the Amendment to Demand Promissory Note, Amendment 2 to Promissory Note and Amendment 3 to Demand Promissory Note, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 are incorporated by reference into this 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Amendment to Demand Promissory Note dated December 31, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

10.2	Amendment 2 to Demand Promissory Note dated December 31, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

10.3	Amendment 3 to Demand Promissory Note dated December 31, 2014 by and between Visualant, Inc. and J3E2A2Z LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Mark Scott
Mark Scott, CFO

January 2, 2015